Exhibit 23.2
SELLERS & ANDERSEN L.L.C. Certified Public Accountants and Business Consultants Member SEC Practice Section of the AICPA	941 East 3300 South, Suite 202 Salt Lake City, Utah 84106 Telephone 801 486-0096 Fax 801 486-0098

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

WE have issued our report dated July 30, 2003, accompanying the audited financial statements of Quincy Resources, Inc. and Subsidiary at April 30, 2002, and the related statements of operations, stockholders equity, and cash flows and for the years ended April 30, 2003 ans 2002 and the period May 5, 1999 to April 30, 2003 and hereby consent to the inclusion and reference to our firm under caption "Experts" in the report in a Registration Statement on Form SB-2.

September 8, 2003

/s/ "Sellers and Andersen LLC"
Sellers and Andersen LLC